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                                          Westinghouse Electric Corporation

                                          Westinghouse Building, Gateway Center
                                          Pittsburgh, Pennsylvania 15222


                                          Contact:  Jack Bergen
                                          Telephone: (212) 975-3835


                               FOR USE: Immediate

               WESTINGHOUSE TO SELL THERMO KING TO INGERSOLL-RAND

        Westinghouse Electric Corporation (NYSE:WX) announced today that it has signed a definitive agreement to sell Thermo King, its transport temperature control business, to the Ingersoll-Rand Company (NYSE:IR). Under the agreement, Westinghouse will receive $2.56 billion in cash.

        The transaction also includes the assumption of approximately $40 million in pension liabilities associated with Thermo King's employees and is expected to close in the fourth quarter of 1997 upon receipt of normal regulatory approvals.

        Thermo King is the world leader in transport temperature control, with a network of over 850 dealers worldwide. In 1996, it had sales of $996 million, operating profit of $180 million and income of $141 million.

        Michael H. Jordan, Chairman and Chief Executive Officer of Westinghouse, said: "We had tremendous interest from major industrial companies in acquiring Thermo King. The terms of this sale reflect the premium value of a global market leader and the proven track record of Thermo King's outstanding management team and employees. We believe this transaction optimizes the value of Thermo King for our shareholders."

        Anticipating the separation of Westinghouse's media and power businesses scheduled for this Fall, Mr. Jordan said: "The divestiture of Thermo King is another important step towards our goal of separation. It not only provides a great value but significantly improves our financial flexibility."

        Summarizing the results of the transformation of Westinghouse, Mr. Jordan said: "Beginning with the acquisition of CBS Inc. almost two years ago, followed quickly by the merger with Infinity Broadcasting and the impending acquisition of the Nashville Network and Country Music Television, our goal has been to create the largest pure-play media company. The new CBS Corporation will emerge in the next few months with the opportunity to sustain high-growth, generating significant free-cash flow and be well positioned as a major leader in the broadcasting industry."